Exhibit 99.1

For Immediate Release

A.P. Pharma Announces Second Quarter 2013 Financial Results

and Highlights Recent Corporate Progress

REDWOOD CITY, Calif. – August 8, 2013 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today reported financial results for the quarter ended June 30, 2013.

“Over the past couple of months, the new management team and Board of Directors have focused on advancing the Company and its lead program,” said Barry Quart, PharmD., A.P. Pharma’s Chief Executive Officer. “These activities included our evaluation of, and plan to address, the U.S. Food and Drug Administration’s Complete Response Letter received in March 2013 regarding our New Drug Application for APF530. We anticipate resubmitting the regulatory filing for APF530, our product candidate for the prevention of chemotherapy-induced nausea and vomiting, during the first quarter of 2014.”

“In addition to our financial results, today we announced our plans to rebrand and file for relisting of our common stock on the NASDAQ Capital Market, following a proposed reverse split of our common stock,” Dr. Quart continued. “We believe it is important to rebrand the Company’s identity as part of our recent corporate restructuring.”

Results of Operations

A.P. Pharma’s net loss for the second quarter of 2013 was $15.4 million, or $0.05 per share, compared to a net loss of $4.6 million, or $0.02 per share, for the second quarter of 2012. Loss from continuing operations was higher in the current fiscal quarter primarily due to increased spending related to manufacturing development expenses and higher personnel costs, including stock compensation expense.

Cash and cash equivalents as of June 30, 2013 were $34.8 million, compared to $53.5 million at December 31, 2012. Net cash used in operating activities was $18.8 million for the six months ended June 30, 2013. The Company believes that its current cash resources are sufficient to fund its operations into 2014.

About APF530

A.P. Pharma’s lead product candidate, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

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A.P. Pharma Announces Second Quarter 2013 Financial Results and Highlights Recent Corporate Progress	Page 2

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product candidate, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. For further information, please visit the Company’s web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces Second Quarter 2013 Financial Results and Highlights Recent Corporate Progress	Page 3

A.P. Pharma, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Operating expenses:
Research and development	$10,531	$3,067	$17,303	$6,396
General and administrative	4,678	1,313	10,659	2,753

Total operating expenses	15,209	4,380	27,962	9,149

Operating loss	(15,209)	(4,380)	(27,962)	(9,149)
Interest expense, net	(204)	(146)	(405)	(207)

Loss from continuing operations	(15,413)	(4,526)	(28,367)	(9,356)
Loss from discontinued operations	—	(43)	—	(134)

Net loss	$(15,413)	$(4,569)	$(28,367)	$(9,490)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.05)	$(0.02)	$(0.09)	$(0.05)

Net loss	$(0.05)	$(0.02)	$(0.09)	$(0.05)

Shares used to compute basic and diluted net loss per share	305,690	200,112	305,384	200,079

A.P. Pharma Announces Second Quarter 2013 Financial Results and Highlights Recent Corporate Progress	Page 4

A.P. Pharma, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$34,849	$53,506
Prepaid expenses and other current assets	360	584

Total current assets	35,209	54,090
Property and equipment, net	2,733	1,752
Other long-term assets	148	130

Total assets	$38,090	$55,972

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,350	$1,912
Accrued expenses	3,488	1,750
Convertible notes payable to related parties, net of discount	754	492

Total current liabilities	9,592	4,154
Stockholders’ equity:
Common stock	3,060	3,024
Additional paid-in capital	237,392	232,381
Accumulated deficit	(211,954)	(183,587)

Total stockholders’ equity	28,498	51,818

Total liabilities and stockholders’ equity	$38,090	$55,972

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, the projected timing for the commercial launch of APF530, if approved, as well as risks relating to satisfaction of listing standard for the relisting of the common stock on NASDAQ, capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, successful launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

A.P. Pharma Announces Second Quarter 2013 Financial Results and Highlights Recent Corporate Progress	Page 5

and

Corporate Contact:

A.P. Pharma, Inc.

Stephen R. Davis, Executive Vice President and Chief Operating Officer

Office Phone: 650-366-2626

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